EXHIBIT 99.2

Trans World Entertainment - Earnings Call Transcript

Trans World Entertainment Corp. (NASDAQ:TWMC)

Q3 2017 Earnings Conference Call

November 21, 2017 10:00 AM ET

Executives

Michael Feurer - CEO

John Anderson – CFO

Analysts

William Meyers - Miller Asset Management

Operator

Greetings and welcome to Trans World Entertainment Corporation Third Quarter 2017 Results Conference Call. At this time, all participants are in a listen-only mode and a brief question-and-answer session will follow the formal presentation. And as a reminder, this conference is being recorded.

I would now like to turn the conference over to Michael Feurer, CEO. Thank you, you may begin.

Michael Feurer

Thank you, Brenda. Good morning. Thank you for joining us as we discuss our third quarter results. On the call with me today is John Anderson, our Chief Financial Officer. Before John reviews our financial results, I’d like to provide highlights from the quarter.

Driven by etailz, consolidated revenue for the quarter increased 40%. etailz revenue, which contributed 44% of the consolidated revenue, increased 48% from the comparative period in fiscal 2016. We’re very encouraged by the developing opportunities afforded to us by etailz including data science, predictive modeling and the expansion of both merchandise operations and marketplace platforms.

We successfully implemented several initiatives to improve operating margins for the etailz segment. As a result of these initiatives, etailz reported adjusted income from operations of $1.8 million, an improvement of $1.1 million from the second quarter of fiscal 2017.

In the FYE segment, although in the midst of continued structural challenges, we are focused on efforts to differentiate our entertainment merchandise which has shown promise with sales growth related to successful efforts to present unique, exclusive and licensed products.

However, FYE revenue continues to be impacted by declining mall traffic, the general accelerated decline in the physical media business, and the specific lack of strong franchises resulting from the lowest summer box office in 25 years. This negatively impacted our lifestyle categories as well these. These headwinds will continue to have an impact on FYE revenue in the fourth quarter.

In response, during the quarter we reduced our inventory investments in the FYE segment to $76 per square foot from $86 per square foot last year as we took aggressive actions to clear slow moving merchandise from our stores and adjusted purchases to align our inventory levels with current business trends and future assortment strategy. For the FYE segment, we shifted our investment strategy to modernize our digital retailing capability including mobile, re-platforming of fye.com and enhanced loyalty program and omni-channel and distribution flexibility, which will position us for 2018.

This coupled with a changing merchandise point of view based on unique relevant collaborative and exclusive merchandise will reinforce our credibility with our customers and will allow us to connect with our customers more personally with welcomed frequency. Across both segments, our investments and efforts are focused on customer experience, digital reach and flexibility, data science and predictive modeling expertise, and emerging marketplace opportunities.

Now John will take you through financial highlights for the third quarter.

John Anderson

Thanks Mike, good morning everyone.

Comparisons to the prior year for the etailz segment represented the unconsolidated performance of etailz for the period from August 1, 2016 through October 16, 2016 and consolidated performance of etailz from October 17, 2016 through October 29, 2016.

For the third quarter, consolidated operating loss was the $8.1 million compared to an operating loss of $7.8 million last year. Our consolidated net loss was $8.1 million or $0.22 per diluted share for the quarter as compared to a net loss $484,000 or $0.02 per diluted share last year, which included a one-time tax benefit of $7.5 million related to the acquisition of etailz.

etailz adjusted income from operations, a non-GAAP measure as described in our earnings release was $1.8 million for the third quarter.

The FYE segment recorded an operating loss of $7.9 million compared to a loss of $5.1 million last year. For the quarter, adjusted EBITDA, a non-GAAP measure as described in our earnings release was a loss of $3.6 million as compared to a loss of $3.1 million last year.

Consolidated revenue for the quarter was $93 million, an increase of 40% compared to last year.

In the etailz segment, revenue for the quarter was $40.9 million, a 48% increase as compared to the third quarter last year.

Comparable sales for the FYE segment were down 11% versus last year. In our lifestyle categories, comp sales were flat for the quarter. These categories represented 38% of our business for the quarter compared to 32% last year. Electronics comp sales decrease 4%. Electronics represented 10% of our business, same level as the third quarter last year. Media categories comp sales declined 18% for the quarter and represented 52% of our business compared to 58% last year.

Consolidated gross profit for the quarter was $31.6 million or 34% compared to $26.9 million or 40.5% last year. In the FYE segment, the gross margin rate was 41% compared to 41.5% last year. In the etailz segment, gross profit for the third quarter was $10.2 million or 25% of revenue.

Improving gross margins for the etailz segment is a key initiative for the company. We have begun to see the benefits of strategies implemented to drive the margin rates higher. The 25% margin rate compares favorably to the 23.2% rate recorded in the second quarter of this year.

Consolidated SG&A expenses for the quarter were $36.3 million or 39% of revenue compared to $32.5 million or 49% of revenue last year. In the FYE segment, SG&A expenses decreased $2.2 million or 7.5% for the third quarter to $26.8 million. On a rate basis, SG&A expenses in the FYE segment were 51.4% of revenue compared to 46.4% last year. The increase in the rate was primarily due to the comps sales decline and the expenses to support the upgrading the company’s digital, data and delivery capability.

In the etailz segment, SG&A expenses for the third quarter were $9.5 million or 23.2% of revenue, which includes $866,000 of income from a collaborative arrangement.

Depreciation and amortization for the quarter was $3.4 million versus $2.2 million last year. The increase is primarily due to the amortization of intangible assets related to the etailz acquisition.

Interest expense decreased to $83,000 for the quarter from $179,000 last year.

Now, let me touch on our year-to-date results. Consolidated revenue for the 39 weeks increased 44% to $297 million compared to $206 million for the same period last year, as a $118 million in revenue from etailz more than offset a $27 million decline in FYE revenue.

Net loss was $10.1 million or $0.28 per diluted share compared to a net loss of $5.1 million or $0.17 per diluted share for the same period last year.

Operating loss for the 39 weeks was $18.7 million compared to an operating loss of $13 million last year.

Adjusted EBITDA, a non-GAAP measure, was a loss of $7 million compared to a loss of $5.2 million last year.

The company had $5 million outstanding under its credit facility at the end of the third quarter and cash on hand of $3.9 million as compared to borrowings of $5.9 million and cash on hand of $4.7 million at the end of last year. Peak borrowings for the quarter are projected to be $16 million compared to $22 million last year.

Inventory, including $32 million from etailz, was $145 million at the end of the third quarter versus $158 million at the end of the third quarter last year. In the FYE segment, inventory per square foot was $76 at the end of the third quarter versus $86 last year, a 12% decline.

As Mike mentioned, we took aggressive actions to clear slow moving merchandise from our stores and adjusted purchases to align our inventory levels with current business trends and the future assortment strategy.

We ended the quarter with 268 stores and 1.5 million square feet in operation versus last year’s 294 stores and 1.7 million square feet.

Now, I’ll turn it back over to Mike.

Michael Feurer

Thanks, John. Through our investments and differentiation, we are establishing Trans World Entertainment’s foundations for the future growth with etailz as the premier multi marketplace expert, coupled with FYE as the premier entertainment and pop culture experience for the whole family. Now, I’d like to open the call to questions.

Question-and-Answer Session

Operator

[Operator Instructions] Our first question comes from the line of William Meyers with Miller Asset Management.

William Meyers

I have two really. One is, do you believe you have the right number of FYE stores at this point?

Michael Feurer

We are continuing to evaluate each and every deal as they come up with regards to our lease obligations. I would articulate it that way - that every single deal is evaluated in light of that, but I’ll also point out, we absolutely think of our short-term lease liabilities as an area of tremendous flexibility relative to the industry as well as our lease obligations and keep that in mind as we evaluate each of those stores.

William Meyers

And the other thing I would be interested in is if – you talked about improving margins at etailz, but if you could give a little bit of color on the rather significant revenue increase year-over-year. Was that selling the exact same things as a year ago, but selling more of them or is there any color you can add there?

Michael Feurer

There’s really great opportunity with regards to this partnership with etailz and it’s not just on what was existing, it’s actually increases and additions of additional products and vendors and explorations of other opportunities, which I’d kind of like to leave at that, but we’re very encouraged by the opportunity that this is affording Trans World.

Operator

[Operator Instructions] Okay. And it seems that we have no further questions. I would like to turn the floor back to management for any additional comments.

Michael Feurer

Okay. Thank you again, Brenda. I’d like to take this opportunity to thank everyone for their dedication to the company, our customers, vendors, shareholders and our Trans World associates. I hope everyone has a safe and happy holiday season and we will be releasing our holiday sales results on January 4th and we look forward to talking to you about our fourth quarter and annual 2017 financial results in March. Thank you.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time and thank you for your participation.